Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial
Highlights" in the Prospectus and "Goals, Strategies, and Risks" and
"Independent Registered Public Accounting Firm" in the Statement of Additional
Information in Post-Effective Amendment Number 44 to the Registration Statement
(Form N-1A, No. 33-18516) of Franklin Mutual Series Funds and to the
incorporation by reference of our reports dated February 18, 2011 on Mutual
Beacon Fund, Mutual Financial Services Fund, Mutual Quest Fund, Mutual Shares
Fund, Mutual Global Discovery Fund, Mutual European Fund, and Mutual
International Fund included in the Annual Reports to Shareholders for the fiscal year ended December 31, 2010.

                        /s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 27, 2011